                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                          BEBE STORES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it
                was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount previously paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                380 VALLEY DRIVE
                           BRISBANE, CALIFORNIA 94005
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 20, 2000

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of bebe stores, inc., a California corporation (the "Company"), which will be held on November 20, 2000, at 9:30 a.m. local time, at the Company's Main Conference Room located at 380 Valley Drive, Brisbane, California for the following purposes:

    1. To elect five (5) directors of the Company to hold office for a one-year term and until their respective successors are elected and qualified.

    2. To consider, approve and ratify the adoption of an increase in the maximum number of shares that may be issued under the Company's 1997 Stock Plan, as amended, by 1,500,000 shares, from 2,830,000 shares to 4,330,000 shares.

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public auditors for the fiscal year ending June 30, 2001.

    4.  To transact such other business as may come properly before the meeting.

Shareholders of record at the close of business on October 2, 2000, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company.

                                          By Order of the Board of Directors,

                                          /s/ Manny Mashouf

                                          Manny Mashouf

                                          CHAIRMAN OF THE BOARD OF DIRECTORS,

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Brisbane, California

October 18, 2000

                                     [LOGO]

                                                                October 18, 2000

                                380 VALLEY DRIVE
                           BRISBANE, CALIFORNIA 94005
               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

    The accompanying proxy is solicited by the Board of Directors of bebe stores, inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on November 20, 2000, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is October 18, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

ANNUAL REPORT

    An annual report on Form 10-K for the fiscal year ended June 30, 2000, is enclosed with this Proxy Statement.

VOTING SECURITIES

    Only shareholders of record as of the close of business on October 2, 2000 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 24,644,621 shares of Common Stock of the Company, par value $0.001 per share (the "Common Stock"), issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. The Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

VOTING OF PROXIES

    All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivery to the Chief Financial Officer of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of October 2, 2000, with respect to the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group:

                                                                   SHARES OWNED (1)
                                                              --------------------------
                                                                NUMBER     PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNERS                         OF SHARES        CLASS
-------------------------------------                         ----------   -------------
Manny Mashouf (2)...........................................  20,881,607       84.92%
Barbara Bass (3)............................................     192,250           *
Corrado Federico (4)........................................     192,250           *
Neda Mashouf (5)............................................  20,881,607       84.92%
Philip Schlein (6)..........................................     106,125           *
George Arvan (7)............................................     137,860           *
Blair Lambert (8)...........................................     193,463           *
Lilliemae Stephens (9)......................................      96,254           *
All directors and executive officers as a group (8 persons)
  (10)......................................................  21,789,809       85.16%

------------------------------

*   Less than 1%

(1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 24,644,621 shares outstanding as of October 2, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Options granted under the Company's 1997 Stock Plan, as amended, are immediately exercisable subject to vesting and the Company's right of repurchase under certain circumstances. Shares of Common Stock subject to options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Mr. Mashouf's address is c/o bebe stores, inc., 380 Valley Drive, Brisbane, California 94005. Includes 131,390 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. Mashouf disclaims beneficial ownership. Mr. Mashouf is the Chairman, President and Chief Executive Officer of the Company.

(3) Represents 192,250 shares subject to immediately exercisable options, of which 10,613 would not be vested within 60 days of October 2, 2000, and therefore subject to the Company's right of repurchase under certain circumstances.

(4) Represents 192,250 shares subject to immediately exercisable options.

(5) Consists of shares of which Ms. Mashouf disclaims beneficial ownership, held by Mr. Mashouf, Ms. Mashouf's husband, and 131,390 shares held by trusts for Mr. Mashouf's children.

(6) Represents 106,125 shares subject to immediately exercisable options.

(7) Includes 136,900 shares subject to immediately exercisable options, of which 91,928 would not be vested within 60 days of October 2, 2000, and therefore subject to the Company's right of repurchase under certain circumstances.

(8) Includes 191,500 shares subject to immediately exercisable options, of which 118,097 would not be vested within 60 days of October 2, 2000, and therefore subject to the Company's right of repurchase under certain circumstances.

(9) Includes 95,000 shares subject to immediately exercisable options, of which 78,919 would not be vested within 60 days of October 2, 2000, and therefore subject to the Company's right of repurchase under certain circumstances.

(10) Includes an aggregate of 914,025 shares subject to immediately exercisable options held by the directors and officers, of which 299,557 would not be vested within 60 days of October 2, 2000, and therefore subject to the Company's right of repurchase under certain circumstances. Also includes 131,390 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. and Ms. Mashouf disclaim beneficial ownership.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of five directors. Management's nominees for election at the Annual Meeting of Shareholders to the Board of Directors are listed below. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 2001, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

DIRECTOR-NOMINEES

    The table below sets forth for the Company's director-nominees to be elected at this meeting, and information concerning their age and background:

NAME                                     AGE                             POSITION
-------------------------------------  --------   ------------------------------------------------------
Manny Mashouf                             62      Chairman, President and Chief Executive Officer

Neda Mashouf                              37      Director and Merchandising Advisor

Barbara Bass*                             49      Director

Corrado Federico*                         59      Director

Philip Schlein*                           66      Director

------------------------

*   Member, Audit Committee and Compensation Committee

    MANNY MASHOUF founded the Company and has served as Chairman, President and Chief Executive Officer of the Company since the Company's incorporation in 1976. Mr. Mashouf is the husband of Neda Mashouf, a Director of the Company.

    NEDA MASHOUF has served as a Director of the Company since September 1984 and has been employed by the Company since 1984, most recently as Merchandising Advisor. Ms. Mashouf is the wife of Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company.

    BARBARA BASS has served as a Director of the Company since February 1997. Since 1993, Ms. Bass has served as the President of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain. Ms. Bass also serves on the Board of Directors of Starbucks Corporation, DFS Group Limited and The Bombay Company, Inc.

    CORRADO FEDERICO has served as a Director of the Company since
November 1996. Mr. Federico is President of Solaris Properties and has served as the President of Corado, Inc., a land development firm since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp. Mr. Federico also serves on the Board of Directors of Hot
Topic, Inc.

    PHILIP SCHLEIN has served as a Director of the Company since December 1996. Since April 1985, Mr. Schlein has been a general partner of U.S. Venture Partners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R. H. Macy & Co, Inc., a department store chain. Mr. Schlein also serves on the Board of Directors of Ross Stores, Inc., NBC Internet, Inc., QRS Corporation and Burnham Pacific Properties, Inc.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended June 30, 2000, the Board of Directors held eleven (11) meetings. Each director serving on the Board of Directors in fiscal year 2000 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she serves.

    The Audit Committee, which consists of all of the non-employee directors, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's control functions and reviews the Company's investment policy. During the fiscal year ended June 30, 2000, the Audit Committee held three
(3) meeting.

    The Compensation Committee, which consists of all of the non-employee directors, makes recommendations to the Board of Directors concerning certain salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee also administers the Company's 1997 Stock Plan. During the fiscal year ended June 30, 2000, the Compensation Committee held two (2) meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    If a quorum representing a majority of all outstanding shares of Common Stock is present and voting, either in person or by proxy, the five nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2
         AMENDMENT TO THE BEBE STORES, INC. 1997 STOCK PLAN, AS AMENDED

    In June 1997, the Board of Directors adopted and the Company's then sole shareholder approved the 1997 Stock Plan (the "Stock Plan"). As of June 30, 2000, a total of 2,830,000 shares of Common Stock were authorized for issuance under the Stock Plan, of which 628,189 shares have been issued and exercised and 1,678,612 shares remain issued and outstanding following the exercise of corresponding stock options. Accordingly as of June 30, 2000, only 523,199 shares remain available for future grants under the Stock Plan.

    The Stock Plan was created in order to assist the Company in the recruitment, retention and motivation of key employees who are experienced, highly qualified and in a position to make material contributions to bebe's success. The retail industry is increasingly competitive. Also, the Company competes with non-retail companies for employees because of its geographical location. As more companies enter the market the very limited number of skilled and experienced employees are in demand by a growing number of competitors. The Company believes that stock options are critical in attracting and retaining these key contributors. The Stock Plan is intended to offer a significant incentive by enabling key employees to acquire options to purchase Common Stock at a price equal to its fair market value on the date the option is granted. The options will become valuable to the recipients only if the price of the Company's Common Stock appreciates following the grant and when such options have vested. By providing key employees with the opportunity to acquire an equity interest in the Company over time and because benefit is only received through improved stock performance, the Company believes that stock options serve to align the interests of key employees closely with other shareholders.

    The Company believes that an adequate reserve of shares for issuance under the Stock Plan is necessary to enable it to successfully compete with other companies and is essential to the Company's ability to retain experienced employees and to recruit additional qualified individuals. During fiscal 2000, the Company granted options under the Stock Plan in line with its corporate and field growth. The Company anticipates that growth in hiring will continue through fiscal 2001, and therefore believes that the remaining share reserve under the Stock Plan may not be adequate for the number of option grants to employees required during the coming year.

    Accordingly, the Board of Directors believes that approval of this proposal is in the best interest of the Company and its shareholders. At a meeting held in August 2000, subject to shareholder approval being received at the annual meeting, the Board of Directors unanimously adopted an amendment to the Stock Plan to increase the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Stock Plan by 1,500,000 shares to a total of 4,330,000 shares.

SUMMARY OF THE PROVISIONS OF THE STOCK PLAN

    The following summary of the Stock Plan, including the proposed amendment requiring shareholder approval, is qualified in its entirety by the specific language of the Stock Plan, a copy of which is available to any shareholder upon request.

    The Stock Plan is administered by the Board of Directors and a duly appointed committee of the Board of Directors. Options granted under the Stock Plan may be either incentive stock options, that is, options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"), or nonqualified stock options. The Board of Directors, or the committee of the Board of Directors, determines the criteria upon which options are granted. The criteria typically include job classification for grants to new employees, and job classification, performance and length of employment for grants to existing employees.

    All employees, directors, consultants and advisors of the Company are eligible to participate in the Stock Plan. The exercise price of any option granted under the Stock Plan may not be less than 85% of the fair market value of the Common Stock of the Company on the date of grant; provided, however, that any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall have an exercise price not less than 110% of the fair market value of the Common Stock of the Company on the date of grant. To date all options granted under the Stock Plan have been granted at 100% of the fair market value of the Common Stock of the Company on the date of grant.

    Shares subject to an option granted under the Stock Plan may be purchased for cash or in cash equivalents, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the option price, by any other means as may be determined by the Board of Directors to be consistent with the purpose of the Stock Plan and with applicable laws and regulations, or by any combination of these methods. Under the Stock Plan, options are immediately exercisable, but are subject to repurchase at the original exercise price in the event that the optionee's employment ceases for any reason. The Company's right of repurchase generally lapses over a four-year period as follows: 20% in each of the first two years after the grant date and 30% in the third and fourth years after the grant date, with full lapse of the repurchase option occurring on the fourth anniversary date. The Stock Plan does not permit the grant of an incentive stock option which has a term of greater than 10 years from the date such option is granted. If an optionee ceases to be an employee of the Company for any reason, except death or disability, the optionee may generally exercise his or her option (to the extent unexercised and vested on the date of termination) within three months after the date of termination, but in any event not later than the expiration of the option term. If an optionee ceases to be an employee of the Company due to disability, the right to exercise generally terminates within six months after the date of termination, but in any event not later than the expiration of the option term. If an optionee ceases to be an employee of the Company due to death, the optionee (or his or her legal representative) may exercise the option (to the extent unexercised and vested on the date of optionee's death) within 12 months after the date of optionee's death, but in any event not later than the expiration of the option term. For outside directors, consultants and advisors who are granted an option, termination of status as a director, consultant or advisor constitutes termination of service. In the event of a Change of Control (as defined in the 1997 Stock Plan), options granted to the outside directors and Mr. Lambert shall accelerate and become fully vested and the Company's right of repurchase shall lapse. The Board of Directors may terminate or amend the 1997 Stock Plan at any time. However, without shareholder approval, the Board of Directors may not amend the Stock Plan to increase the total number of shares of Common Stock covered by the Stock Plan or change the class of persons eligible to receive options.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK PLAN

    The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Stock Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees are advised to consult their own tax advisors before the exercise of any option and before the disposition of any shares of Common Stock acquired upon the exercise of an option.

INCENTIVE STOCK OPTIONS

    Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option. For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the determination date, which is generally the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized), will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the stock can be deductible by the Company for federal income tax purposes.

    The difference between the option price and the fair market value of the shares on the determination date of an incentive stock option (which is generally the date of exercise--see discussion below regarding definition of determination date and Section 83(b) election) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

NONQUALIFIED STOCK OPTIONS

    Options not designated or qualifying as incentive stock options will be nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date on which the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than thirty days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the date of recognition of income. No tax deduction is available to the Company with respect to the grant of the option or the sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes cast on the proposal, at the annual meeting at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of this vote. The Board of Directors believes that the proposed amendment of the Stock Plan is in the best interests of the Company and its shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY RESERVED FOR ISSUANCE UNDER THE STOCK PLAN FROM 2,830,000 SHARES TO 4,330,000 SHARES.

                                 PROPOSAL NO. 3

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

    The Board of Directors of the Company has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending June 30, 2001. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information for the fiscal years ended
June 30, 2000, 1999 and 1998 concerning the compensation of the Chief Executive Officer of the Company and the three other executive officers of the Company as of June 30, 2000 whose total salary and bonus for the year ended June 30, 2000 exceeded $100,000 for services in all capacities to the Company and its subsidiaries (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                   --------------------------------------------------------------------------------------------

NAME AND PRINCIPAL POSITION          YEAR                                    SALARY                                  BONUS (1)
---------------------------        --------                                 --------                                 ----------
Manny Mashouf                        2000                                   $534,691                                 $        0
President and                        1999                                    514,533                                    150,000
Chief Executive Officer              1998                                    513,050                                  1,650,000(5)

George Arvan                         2000                                   $194,281                                 $   50,000
Vice President of Production         1999                                    157,623                                     47,223
                                     1998                                    104,103(7)                                  32,884

Blair Lambert                        2000                                   $206,306                                 $   50,000
Chief Financial Officer              1999                                    180,000                                     53,826
                                     1998                                    175,251                                     52,500

Lilliemae Stephens                   2000                                   $141,375                                 $   20,000
Vice President, General Counsel      1999                                     37,692(8)                                   8,530
and Corporate Secretary              1998                                         --                                         --

                                    LONG TERM
                                   COMPENSATION
                                   ------------
                                      AWARDS
                                   ------------
                                    SECURITIES
                                    UNDERLYING                                   ALL OTHER
NAME AND PRINCIPAL POSITION          OPTIONS                                    COMPENSATION
---------------------------        ------------                                 ------------
Manny Mashouf                             --                                       $56,424(2)
President and                             --                                        60,872(3)
Chief Executive Officer                   --                                        43,393(4)
George Arvan                          20,000                                       $ 1,454(6)
Vice President of Production              --                                            --
                                      84,900                                            --
Blair Lambert                             --                                       $ 2,473(6)
Chief Financial Officer                   --                                         1,955(6)
                                          --                                            --
Lilliemae Stephens                    50,000                                            --
Vice President, General Counsel       45,000                                            --
and Corporate Secretary                   --                                            --

------------------------

(1) Except for bonuses paid in fiscal 2000 and as disclosed in Footnote 5 below, bonuses are based on the Company's Profit Sharing Plan (the "Profit Sharing Plan"). See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

(2) Represents a $2,000 matching contribution to 401(k) contributions and $54,424 in life insurance premiums.

(3) Represents a $2,000 matching contribution to 401(k) contributions, $141 of imputed interest on loans by the Company to Mr. Mashouf and $58,731 in life insurance premiums.

(4) Represents a $2,549 matching contribution to 401(k) contributions, $25 of imputed interest on loans by the Company to Mr. Mashouf and $40,819 in life insurance premiums.

(5) Includes a bonus of $1.5 million in recognition of the Company's significant improvement in performance. The Company currently does not plan to award bonuses of this size annually. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION--CHIEF EXECUTIVE OFFICER COMPENSATION."

(6) Represents a matching contribution to 401(k) contributions.

(7) Mr. Arvan joined the Company in September 1997.

(8) Ms. Stephens joined the Company in January 1999.

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 2000, to the Named Executive Officers. These options are immediately exercisable but, except as otherwise noted, vest over a four-year period from the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZED
                                                                                                    VALUE AT ASSUMED
                                           INDIVIDUAL GRANTS IN FISCAL 2000                              ANNUAL
                                    -----------------------------------------------                  RATES OF STOCK
                                      NUMBER OF        PERCENT OF                                  PRICE APPRECIATION
                                      SECURITIES      TOTAL OPTIONS                                  FOR OPTION TERM
                                      UNDERLYING       GRANTED TO      EXERCISE OR                         (3)
                                       OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION   -------------------
NAME                                GRANTED (#)(1)   FISCAL YEAR (2)      ($/SH)         DATE       5%($)      10%($)
----                                --------------   ---------------   ------------   ----------   --------   --------
Manny Mashouf.....................           0               --               --              --        --         --
George Arvan......................      20,000             2.37%          $11.25      04/07/2010    $    0    $     0
Blair Lambert.....................           0               --               --              --        --         --
Lilliemae Stephens................      10,000             1.18%          $28.94      08/02/2009    $    0    $     0
                                        15,000             1.77            13.75      02/16/2010         0          0
                                        50,000             5.92             7.50      06/15/2010    71,264    113,476

------------------------

(1) These options were granted under the Stock Plan. The options granted are immediately exercisable, but are subject to repurchase in the event that the optionee's employment with the Company ceases for any reason. The Company's right of repurchase generally lapses over a four-year period, as to 1/5th of the shares one year from the grant date, 1/60th of the shares in each of the successive twelve months and 1/40th of the shares in each of the successive 24 months with full lapse of the repurchase option occurring on the fourth anniversary date. The options have a 10-year term, subject to earlier termination in certain situations related to termination of employment.

(2) Based on a total of 845,275 options granted to all employees, consultants and directors during fiscal 2000.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

    No options to purchase Common Stock were exercised in the fiscal year ended June 30, 2000 by the Named Executive Officers. The following table provides the specified information concerning unexercised options held as of June 30, 2000, by the Named Executive Officers:

     AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                             OPTIONS AT JUNE 30, 2000 (#)      OPTIONS AT JUNE 30, 2000 (1)
                                            -------------------------------   -------------------------------
NAME                                        EXERCISABLE (2)   UNEXERCISABLE   EXERCISABLE (2)   UNEXERCISABLE
----                                        ---------------   -------------   ---------------   -------------
Manny Mashouf.............................          --                --               --               --
George Arvan..............................      86,900                 0         $182,303         $      0
Blair Lambert.............................      71,500                 0          472,258         $      0
Lilliemae Stephens........................      95,000                 0           43,750         $      0

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at June 30, 2000 of $8.375, the closing price as reported by the Nasdaq National Market, and the exercise price of the Named Executive Officer's option.

(2) Under the 1997 Stock Plan, options granted are immediately exercisable subject to vesting and the Company's right of repurchase under certain circumstances. The Company's right of repurchase generally lapses over a four year period, as to 20% of the shares one year from the grant date, 1/60th of the shares in each of the successive twelve months and 1/40th of the shares in each of the successive twenty-four months with full lapse of the repurchase option occurring on the fourth anniversary date. See also "CHANGE IN CONTROL ARRANGEMENTS."

CHANGE IN CONTROL ARRANGEMENTS

    In the event of a Change of Control (as defined in the 1997 Stock Plan), options granted to the nonemployee directors and Mr. Lambert, certain options of Ms. Stephens, shall accelerate and become fully vested, and the Company's right to repurchase shall lapse. As for all other options granted under the 1997 Stock Plan, in the event of a Change of Control, such options shall become exercisable in full if (i) the Company is subject to a Change in Control, (ii) such options do not remain outstanding, (iii) such options are not assumed by the surviving corporation or its parent and (iv) the surviving corporation or its parent does not substitute options with substantially the same terms for such options.

DIRECTOR COMPENSATION

    The Company's non-employee directors are paid a fee of $500 for each meeting of the Board of Directors that they attend. The Company also reimburses all directors for their expenses incurred in attending such meetings. In addition, certain directors have been granted options to purchase Common Stock in the past, and options may be granted to directors of the Company in the future. Specifically, each of Ms. Bass, Mr. Federico and Mr. Schlein have received options to purchase 212,250 shares of Common Stock, at an exercise price of $1.77 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, executive compensation was administered by the Compensation Committee comprised of three outside directors of the Board of Directors, Ms. Bass, Mr. Federico and Mr. Schlein.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with and filed in a timely matter, except for Form 3's filed for Mr. Arvan and Ms. Stephens.

                              CERTAIN TRANSACTIONS

    Since July 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock had or will have a direct or indirect interest other than compensation arrangements, which are described where required under "Executive Compensation."

                        COMPARISON OF SHAREHOLDER RETURN

    The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock with (i) Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Standard & Poor's Textile/Apparel Index ("S&P Textile Index") from June 17, 1998 to June 30, 2000. The graph assumes an initial investment of $100 and reinvestment of dividends.(1) The graph is not necessarily indicative of future price performance.

    COMPARISON OF CUMULATIVE TOTAL RETURN OF JUNE 17, 1998 TO JUNE 30, 2000

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                   6/17/98  6/30/98  6/30/99  6/30/00
S&P Textile Index     $100     $101      $68      $47
S&P 500               $100     $102     $124     $131
bebe stores, inc.     $100     $120     $309      $76

------------------------

(1) No dividends have been declared on the Company's Common Stock.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors for fiscal 2000 consisted of the three nonemployee directors of the Company, Ms. Bass, Mr. Federico and Mr. Schlein.

    The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of the Company, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers who contribute to the overall success of the Company, by offering compensation which is competitive in the retail apparel industry for companies of the Company's size, to motivate executives to achieve the Company's business objectives and to reward them for their achievements. The Company generally uses salary, incentive compensation and stock options to meet these goals.

    As of June 30, 2000, Messrs. Mashouf, Arvan and Lambert and Ms. Stephens were the executive officers of the Company.

SALARY

    Salaries are set by the Compensation Committee for each executive officer, including the Chief Executive Officer, within the range of salary for similar positions in other companies of similar size in retail apparel industry, based on a number of available published surveys, which do not specifically identify companies, as adjusted for the Company's projected revenue levels and regional salary differences. Salaries generally are targeted at the median of salaries among comparable companies, although the salaries also are adjusted based on each officer's experience, tenure and prior performance. In preparing the performance graph set forth in the section entitled "COMPARISON OF SHAREHOLDER RETURN," the Company has selected Standard and Poor's Textile/Apparel Index as its published industry index; however, the companies included in the Company's salary survey are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive talent may not be publicly traded.

    The Chief Executive Officer annually evaluates the performance of the other executive officers, and recommends salary adjustments to the Compensation Committee. The Compensation Committee evaluates the individual performance of the executive officer and the financial performance of the Company for that fiscal year. Additionally, the Compensation Committee places weight on the competitive employment situation in the Company's industry and geographic area in considering salary adjustments.

INCENTIVE COMPENSATION

    The Company maintains a Profit Sharing Plan to reward certain employees of the Company for their participation in the Company's success and to provide incentive for such employees to continue to maximize the Company's profitability. Pursuant to the Profit Sharing Plan, each employee receives an annual, non-discretionary bonus equal to a certain percentage of his or her base salary if the Company meets or exceeds specific profitability targets for the fiscal year, subject to certain participation requirements.

    In fiscal 2000, the Company did not exceed the specified profitability targets, and, accordingly, employees, including the executive officers, did not receive incentive compensation as provided in the Profit Sharing Plan. However, the Board of Directors of the Company chose to grant to all employees who would have been eligible under the Profit Sharing Plan a special incentive reward in an amount determined by each employee's supervisor as encouragement to remain with the Company and reward for their performance during the year. As part of the special incentive reward program, the Committee granted a special incentive reward to the executive officers.

STOCK OPTIONS

    The Company believes that employee equity ownership provides executive officers with significant additional motivation to maximize value for the Company's shareholders. Because the stock options are granted at the prevailing market price, the stock options will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

    The Compensation Committee recommends to the Board of Directors stock option grants to the executive officers based on the achievement of individualized objectives and the financial performance of the Company. The size of grants is based upon relative seniority and responsibilities and the historical and expected contributions to the Company. Such grants are immediately exercisable, subject to the Company's right of repurchase that lapses over a four-year period.

CHIEF EXECUTIVE OFFICER COMPENSATION

    SALARY. The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer on an annual basis. In assessing the annual salary of the Chief Executive Officer, the Compensation Committee evaluates his performance and the financial performance of the Company for that fiscal year. Additionally, the Compensation Committee reviews the competitive employment situation in the Company's industry and geographic area in considering salary adjustments. Pursuant to this evaluation process, the Compensation Committee increased Mr. Mashouf's annual salary from $360,000 to $500,000 in January 1997. The Compensation Committee believes that such increase in salary was advisable to reward the Chief Executive Officer for the Company's performance in calendar 1996. At the end of fiscal 2000, the Compensation Committee reviewed the salary of the Chief Executive Officer and determined that the recent increase to his salary was sufficient at that time.

    INCENTIVE COMPENSATION. Because the Company did not meet its profitability targets specified in the Profit Sharing Plan, Mr. Mashouf did not received incentive compensation at the end of fiscal 2000 as provided in the Profit Sharing Plan.

    STOCK OPTIONS. Because Mr. Mashouf beneficially owns a substantial amount of the Company's outstanding shares of Common Stock, the Compensation Committee did not grant Mr. Mashouf any options to purchase additional shares of Common Stock.

COMPENSATION COMMITTEE

Barabara Bass
Corrado Federico
Philip Schlein

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 380 Valley Drive, Brisbane, California 94005 not later than June 20, 2001 and satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Manny Mashouf

                                          Manny Mashouf
                                          CHAIRMAN OF THE BOARD OF DIRECTORS,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

BRISBANE, CALIFORNIA
OCTOBER 18, 2000

                            BEBE STORES, INC.

               Proxy for the Annual Meeting of Shareholders

                     To be held on November 20, 2000

                   Solicited by the Board of Directors

     The undersigned hereby appoints Manny Mashouf with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc., a California corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's principal offices located at 380 Valley Drive, Brisbane, California, on November 20, 2000 at 9:30 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 18, 2000 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in his discretion upon such other matters as may properly come before the meeting.

   THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SEE REVERSE
                                                                   SIDE

/X/ Please mark your votes as in this example using dark ink only.

A vote FOR the following proposals is recommended by the Board of Directors:

1. To elect the following five (5) persons as directors to hold office for a one-year term and until their respective successors are elected and qualified:


FOR all nominees listed below (except as marked to the contrary below).
/ /

WITHHOLD AUTHORITY to vote for all nominees listed below.
/ /


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

Manny Mashouf  Neda Mashouf  Barbara Bass  Corrado Federico  Philip Schlein

2. To approve and ratify the adoption of an increase in the maximum number of shares that may be issued under the Company's 1997 Stock Plan, as amended, by 1,500,000 shares, from 2,830,000 shares to 4,330,000 shares.

FOR    AGAINST    ABSTAIN
/ /      / /        / /


3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public auditors for the fiscal year ending June 30, 2001.

FOR    AGAINST    ABSTAIN
/ /      / /        / /


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   / /


Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Date: ______________________________  Signature:________________________

Date: ______________________________  Signature:________________________